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Exhibit 10.3

Employment Letter Agreement dated as of June 30, 2000 by and between Meditrust Corporation and Michael F. Bushee

June 30, 2000

Mr. Michael F. Bushee
37 Meadow Drive
Middleton, MA 01949

RE: Employment Agreement dated July [sic] 1, 1999 between Meditrust Corporation (the "Company" or "Employer") and Michael F. Bushee (the "Employee") as amended by First Amendment to Employment Agreement dated July [sic] 24, 2000 (the "Employment Agreement").

Dear Michael:

      This will confirm that the Company has requested that you remain employed with the Company at its Needham office (or an alternative office in the Boston metropolitan area) until December 31, 2002 (the "Anticipated Termination Date") and that, until the Anticipated Termination Date, you continue to implement the Company's strategic plan to sell a significant portion of the healthcare portfolio. You have agreed to the foregoing, subject to the following conditions, all of which shall be deemed to supplement and amend the Employment Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning as defined in the Employment Agreement.

      1. Payment with respect to your Performance Units shall be made in cash on the earlier to occur of (i) the Anticipated Termination Date or
            (ii) a Termination Other Than for Cause or Termination for Good Reason;

      2. If your employment is terminated Other Than for Cause, in a Termination for Good Reason or on the Anticipated Termination Date, for purposes of calculating payments and other benefits under the Employment Agreement, the Unexpired Term shall be three (3) years;

      3. The Employee's Base Salary shall be increased effective on July 1, 2000 to $425,000;

      4. Termination of your employment with the Company on the Anticipated Termination Date shall be considered a Termination Other Than for Cause (or a Termination Upon a Change in Control in the event a Change in Control has occurred prior to, or occurs within nine (9) months following, such date);
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Mr. Michael F. Bushee
June 30, 2000
Page 2 of 3

      5. The Employer has requested that the Employee continue to work for the Employer through the Anticipated Termination Date and as an additional inducement to Employee to continue his employment through such date, in addition to the Severance Compensation provided in the Employment Agreement, which shall also be payable in connection with a termination on the Anticipated Termination Date, the Employee shall be eligible to be paid a bonus equal to 100% of his Base Salary (the "Maximum Bonus Payment") on December 31, 2000, December 31, 2001 and December 31, 2002, provided, however, that with respect to each such bonus payment, 80% of each such bonus payment shall be based on achievement of the asset sale criteria described on Schedule A attached hereto and incorporated herein and 20% of each such bonus payment shall be discretionary. Although nothing herein shall be deemed to be a guaranty of employment through the Anticipated Termination Date; if Employee is terminated in a Termination Other Than for Cause or in a Termination for Good Reason prior to the Anticipated Termination Date, in addition to and simultaneously with the Severance Compensation, Employee shall be paid the Maximum Bonus Payment(s) that would have been paid on December 3lst of each year after such termination, through and including the Anticipated Termination Date;

      6. In accordance with the change to the Company's vacation policy, upon any termination you shall be paid for all accrued and unused vacation time;

      7. Outplacement services shall be made available to you for a reasonable period of time after any termination; such services shall be provided on a basis and for a duration comparable to outplacement services offered by the Company to terminated employees in November 1998;

      8. It is hereby agreed that neither the relocation of the Company's principal offices from Needham, Massachusetts to Dallas, Texas, nor the fact that your duties and responsibilities will hereinafter change, including a primary focus towards selling a significant portion of the Company's healthcare portfolio, will be considered to be a Termination for Good Reason under the Employment Agreement;

      9. Paragraph 5.1(b) of the Employment Agreement regarding non-competition, but not non-solicitation, after termination of employment is hereby deleted;

      10. For purposes of determining whether a Change in Control has occurred pursuant to Paragraph 2.l(h)(d) of the Employment Agreement, the initial measurement date shall be January 1, 1999 and the calculation shall be based upon the net book value of such assets as reported on the Company's financial statements as of that date; and

      11. Except as amended hereby, the Employment Agreement shall remain in full force and effect.
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Mr. Michael F. Bushee
June 30, 2000
Page 3 of 3

      Thank you for your ongoing participation in effectuating the Company's strategic plan. Please acknowledge your agreement to the foregoing by signing this letter where indicated below and returning it to the undersigned.

                                      Very truly yours,

                                      MEDITRUST CORPORATION


                                      By: /s/ Francis W. Cash
                                          ---------------------------
                                          Francis W. Cash

Acknowledged and Agreed


/s/  Michael F. Bushee
-----------------------------------
Michael F. Bushee
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                                    Exhibit A

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Management has prepared a three year forecast for the years 2000 -- 2002 based on actual Q1 2000 results and other expectations. This forecast was provided to the banks in negotiating the extension and to the Boards of Directors at the June 8, 2000 Board Meeting.

o     Asset sales and mortgage repayments were estimated as follows:

                                        Q2-Q4
                                        2000         2001       2002
                                       ------------------------------
Expected cash proceeds                  $106         $398       $325

Year 2000 asset sales and mortgage repayments include:

o Repayment of two MOB Mortgages with a face value of $55M, which generated proceeds of $48M and closed on April 7, 2000.
o     An expected mortgage repayment in Q3 of $8M.
o Unidentified mortgage repayments with a face value of $70M generating proceeds of approximately $50M in Q4.